FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley Office: 717-291-2616

Fulton Financial’s R. Scott Smith, Jr. announces plans to retire;
board of directors names E. Philip Wenger as successor

(March 20) – R. Scott Smith, Jr., chairman and chief executive officer of Fulton Financial Corporation (Nasdaq:  FULT), today announced that he will retire on December 31, 2012.   Also today, the Corporation’s board of directors named E. Philip Wenger, currently the company’s president and chief operating officer, to succeed Smith as chairman, president and chief executive officer, effective January 1, 2013.  After he retires, Smith will continue to serve as a director of the Corporation.
Smith joined Fulton Bank, the Corporation’s flagship bank, as director of Human Resources in 1978.  He went on to assume a variety of positions at the bank before being promoted to chairman, president and CEO of Fulton Bank in 1998.  Around this time, Smith also began to assume additional responsibilities as executive vice president of Fulton Financial Corporation.  In 2001, he was named president and chief operating officer and a director of Fulton Financial Corporation, and in 2006, he was promoted to chairman, president and chief executive officer.
At retirement, Smith’s career with the company will have spanned 34 years.  During his tenure as CEO, the company’s assets grew from $12.4 billion to $16.4 billion and the number of banking offices increased from 232 to 270 locations.
Smith also contributed to the banking industry on a national level, serving on the boards of the Federal Reserve Bank of Philadelphia (2011-present) and the American Bankers Association (2006-2009).   He served as a director on the Federal Advisory Council to the Federal Reserve Board (2008-2010), where he was one of twelve bankers to meet with Chairman Bernanke and the Federal Reserve’s board of governors to provide information and opinions on financial services and the economy.  Smith has also been an active volunteer with numerous local community organizations.
“It has been a real privilege to have spent most of my banking career with Fulton,” said Smith.  “I have always believed the success of any company is dependent on the employees at all levels.  Our strategy has been that long-term, loyal employees create long-term, loyal customers, who create long-term, loyal shareholders.  I have strived to create a company culture where that strategy is pervasive.”
“In December,” continued Smith, “I will leave with complete confidence that Phil Wenger and his Senior Management team will lead Fulton Financial Corporation to even greater success in years to come.”
“I’ve learned a lot from working with Scott Smith for the past 33 years,” said Phil Wenger, president and chief operating officer.  “He has been instrumental in helping the Corporation navigate the economic downturn, exhibiting wise judgment and balanced leadership while adapting to the changing world of financial services.  He taught us to be better at banking, better at serving our customers, and better at helping our community, and those are lessons that will stay with us for many years to come.”
Wenger joined Fulton Bank in 1979.  He assumed a variety of positions in the corporate lending area before being promoted to executive vice president of Corporate Banking in 1996.
In 2001, Wenger was named senior executive vice president of the Lancaster, York, and Chester Counties Division and in 2003, he was promoted to the position of president and chief operating officer of Fulton Bank.  In 2006, Wenger was named chairman and chief executive officer of Fulton Bank.  He was named senior executive vice president of Fulton Financial Corporation, the parent company of Fulton Bank, at the time as well. Wenger was promoted to president and chief operating officer in December 2008.

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has 3,850 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

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2012